UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)       April 14, 2008

ABITIBIBOWATER INC.
(Exact name of Registrant as Specified in its Charter)
Delaware
(State or other Jurisdiction of Incorporation or Organization)
001-33776	98-0526415
(Commission File Number)	(I.R.S. Employer Identification Number)

AbitibiBowater Inc. 1155 Metcalfe Street, Suite 800 Montréal, Québec, Canada	H3B 5H2
(Address of principal executive offices)	(Zip Code)

(514) 875-2160
(Registrant’s telephone number, including area code)

_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)        Resignation of Directors. Effective April 15, 2008, AbitibiBowater Inc. (the “Company”) accepted the resignations of Hans P. Black and Bruce W. Van Saun as directors of the Company. Mr. Black also resigned as a member of the Company’s Audit Committee and Nominating and Governance Committee, and Mr. Van Saun also resigned as a member of the Company’s Audit Committee and Environmental Health and Safety Committee. The decision by Messrs. Black and Van Saun to resign from the board of directors of the Company was for personal reasons.

(d)          Election of Directors. Effective April 15, 2008, the board of directors of the Company appointed Anthony F. Griffiths and Paul Rivett as directors of the Company. Mr. Griffiths is the Lead Director of the board of directors of Fairfax Financial Holdings Limited (“Fairfax”). Mr. Rivett is Vice President and Chief Legal Officer of Fairfax. Mr. Griffiths was appointed as a Class II director to serve for the remainder of the term expiring at the Company’s 2009 Annual Meeting of Stockholders. Mr. Rivett was appointed as a Class III director to serve for the remainder of the term expiring at the Company’s 2010 Annual Meeting of Stockholders.

Messrs. Griffiths and Rivett were appointed to the Company’s board of directors in connection with the Purchase Agreement, dated as of March 24, 2008, entered into between Fairfax and the Company (the “Purchase Agreement”), pursuant to which Fairfax and certain of its subsidiaries purchased $350 million aggregate principal amount of 8.0% convertible notes due 2013 of the Company (the “Notes”). Under the Purchase Agreement, Fairfax has the right to appoint two directors to the Company’s board of directors. Such right terminates with respect to one board designee at such time as Fairfax does not beneficially own more than 20% of the Company’s outstanding common stock (including securities convertible into shares of the Company’s common stock). In addition, all such rights terminate upon the first to occur of (i) the conversion of 90% of the Notes into shares of the Company’s common stock; (ii) such time as Fairfax does not beneficially own more than 15% of the Company’s outstanding common stock, or securities convertible into at least 15% of the Company’s outstanding common stock, in each case assuming full conversion and exercise of all outstanding securities of the Company convertible or exercisable for shares of the Company’s common stock (other than options or warrants); (iii) the Company sells all or substantially all of its assets; (iv) any person or group obtains beneficial ownership of more than 50% of the Company’s common stock; or (v) the Company participates in certain extraordinary transactions.

The board of directors determined that Mr. Griffiths satisfies the applicable requirements for director independence set forth in the rules of the New York Stock Exchange (the “NYSE”), Rule 10A-3 of the Securities Exchange Act of 1934 and the Company’s Corporate Governance Principles. Mr. Rivett has a material relationship with the Company by virtue of his being an executive officer of Fairfax, and he is not considered an independent director within the meaning of the rules of the NYSE. There are no transactions to which the Company or any of its subsidiaries is a party and in which Mr. Griffiths, or any member of his immediate family, has a material interest that is required to be disclosed under Item 404(a) of Regulation S-K of the Securities Act of 1933.

On April 15, 2008, the Company issued a press release announcing the resignations of Messrs. Black and Van Saun from the board of directors and the appointment of Messrs. Griffiths and Rivett to the board of directors. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

(a)           Amendment to By-Laws. Effective April 14, 2008, the board of directors of the Company amended the Company’s Amended and Restated By-Laws (the “By-Laws”) to: (i) eliminate the requirement that the board of directors consist of 50% Abitibi directors and 50% Bowater directors; (ii) reduce the number of independent directors from 12 to 11; and (iii) permit the directors, acting by a Required Majority Vote (as defined therein), to authorize exceptions to the provisions relating to the treatment of Abitibi directors and Bowater directors with respect to committee membership and director class composition. This summary is qualified in its entirety by reference to the By-Laws attached hereto as Exhibit 3.1.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits.
	3.1	Amended and Restated By-Laws.
	99.1	Press Release, dated April 15, 2008.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ABITIBIBOWATER INC.
Date: April 17, 2008	By:	/s/ Jacques P. Vachon
Name: Jacques P. Vachon
Title: Senior Vice-President
Corporate Affairs and
Chief Legal Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated By-Laws.
99.1	Press Release, dated April 15, 2008.